Home Equity Loan-Backed Term Notes, GMACM Series 2001-HE4
Payment Date	12/26/2001

Servicing Certificate	Group 1
Beginning Pool Balance	450,792,810.81
Beginning PFA	152,834,840.63
Ending Pool Balance	590,755,419.24
Ending PFA Balance	-
Principal Collections	12,872,232.20
Principal Draws	-
Net Principal Collections	12,872,232.20
Active Loan Count	16,020

Interest Collections	3,911,636.30

Weighted Average Net WAC Rate	7.39647%
Substitution Adjustment Amount	0.00

	Beginning	Ending				Interest	Security
Term Notes	Balance	Balance	Factor	Principal	Interest	Shortfalls	%	Coupon
Class A-1	248,046,651.44	235,174,419.24	0.9196775	12,872,232.20	481,107.15	0.00	38.47%	2.328%
Class A-2	150,000,000.00	150,000,000.00	1.0000000	0.00	631,250.00	0.00	24.54%	5.050%
Class A-3	38,466,000.00	38,466,000.00	1.0000000	0.00	126,617.25	0.00	6.29%	3.950%
Class A-4	82,559,000.00	82,559,000.00	1.0000000	0.00	311,660.23	0.00	13.51%	4.530%
Class A-5	84,556,000.00	84,556,000.00	1.0000000	0.00	400,231.73	0.00	13.83%	5.680%
Class A-6	61,129,000.00	61,129,000.00	1.0000000	0.00	407,526.67	0.00	0.00%	8.000%
Certificates	-	-	-	-	1,746,821.17	-	-	-

Beginning Overcollateralization Amount	0.00
Overcollateralization Amount Increase (Decrease)	0.00
Outstanding Overcollateralization Amount	0.00
Required Overcollateralization Amount	7,641,187.50

Credit Enhancement Draw Amount	0.00
Unreimbursed Prior Draws	0.00

			Number	Percent
	Balance		of Loans	of Balance
Delinquent Loans (30 Days)	394,920.10		12	0.07%
Delinquent Loans (60 Days)	-		0	0.00%
Delinquent Loans (90 Days)	-		0	0.00%
Delinquent Loans (120 Days)	-		0	0.00%
Delinquent Loans (150 Days)	-		0	0.00%
Delinquent Loans (180+ Days)	-		0	0.00%
Foreclosure	-		0	0.00%
REO	-		0	0.00%

* Bankruptcy, Foreclosure, REO are included in the Delinquency Numbers.

		Percent of
	Liquidation To-Date	Pool Balance
Beginning Loss Amount	0.00
Current Month Loss Amount	0.00
Current Month Recoveries	0.00
Ending Loss Amount	0.00	0.00%

	Special Hazard		Fraud	Bankruptcy
Beginning Amount	0.00		0.00	0.00
Current Month Loss Amount	0.00		0.00	0.00
Ending Amount	-		-	-

Extraordinary Event Losses	0.00
Excess Loss Amounts	0.00

Capitalized Interest Account
Beginning Balance	901,378.99
Withdraw relating to Collection Period	0.00
Interest Earned (Zero, Paid to Funding Account)	0.00
To Close Account - Balance due GMAC	(901,378.99)
Total Ending Balance as of Payment Date	0.00
Interest earned for Collection Period	2,706.55
Interest withdrawn related to prior Collection Period	755.87

Prefunding Account
Beginning Balance	152,834,840.63
Additional Purchases during Revolving Period	(152,828,250.65)
Excess of Draws over Principal Collections	0.00
To Close Account - Balance due Noteholders	(6,589.98)
Total Ending Balance as of Payment Date	0.00
Interest earned for Collection Period	253,749.23
Interest withdrawn related to prior Collection Period	79,305.33

Cuurent Month Repurchases Units	1
Cuurent Month Repurchases ($)	60,000.00